Exhibit 99.1

Press Release

For Immediate Release

For more information, contact:	For Investor Relations:
Melissa K. Owen, Dir. of Communications	DC Consulting, LLC
16801 West 116th Street	Daniel Conway, Chief Executive Officer
Lenexa, KS 66219 USA	Phone: (407) 792-3332
Phone: (913) 338-5550	investorinfo@ICOP.com
Fax: (913) 312-0264	daniel@dcconsultingllc.com
mowen@ICOP.com www.ICOP.com

ICOP APPOINTS LARRY G. STAMBAUGH TO THE BOARD OF DIRECTORS

LENEXA, KS – (Market Wire) – August 24, 2010 – ICOP Digital, Inc., (NASDAQ: ICOP), an industry-leading company engaged in advancing digital surveillance technology solutions, today announced the appointment of Larry G. Stambaugh to the Company’s Board of Directors.

“Larry is a highly qualified and well respected professional who is sure to add tremendous value and support to ICOP’s management team as a member of the Board of Directors,” stated Dave Owen, Chairman and CEO of ICOP. “He is an experienced top executive and leader in corporate governance in public and private companies in clean tech, life sciences, contract research services company, equipment manufacturing, retail sales, multibank commercial banking and business consulting.”

Currently, Larry is Chairman of the Board, President & CEO of Cryoport, Inc. He is also a principal at Apercu Consulting, where he serves as an advisor to private and public boards and management. He is a co-founder and former Chairman at Ridge Diagnostics and Director at EcoDog. He is also the former Chief Executive Officer and President of Calando Pharmaceuticals, Inc., co-founder, Chairman & CEO of Maxim Pharmaceuticals, and the Chairman & CEO of ABC Laboratories. Larry has had a focus on board activities and corporate governance practices for nearly three decades. He speaks on best practices and current issues in corporate governance.

About ICOP Digital, Inc.

ICOP Digital, Inc. (NASDAQ: ICOP) is a leading provider of in-car video and mobile video solutions for Law Enforcement, Fire, EMS, Military, and Homeland Security markets worldwide. ICOP solutions help the public and private sectors mitigate risks, reduce losses, and improve security through the live streaming, capture and secure management of high quality video and audio. www.ICOP.com

Forward-Looking Statements

This document contains forward-looking statements. You should not rely too heavily on forward-looking statements because they are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. This, plus other uncertainties and factors described in our most-recent annual report and our most-recent prospectus filed with the Securities and Exchange Commission, could materially affect the Company and our operations. These documents are available electronically without charge at www.sec.gov.